                                                                      Exhibit 99


Contact:
Buca, Inc.
Greg Gadel, Chief Financial Officer
(612) 288-2382
ggadel@bucadibeppo.com

Shannon Burns
Weber Shandwick Worldwide
(952) 346-6173
sburns@webershandwick.com

For Immediate Release
---------------------

          BUCA, INC. CONTINUES TO PROJECT EARNINGS PER SHARE GROWTH OF
                               40 PERCENT IN 2001


                  New Restaurants Performing Ahead of Plan

MINNEAPOLIS, June 7, 2001 /PRNewswire/ -- Buca, Inc. (Nasdaq: BUCA) today reaffirmed the company's projection of 40 percent earnings per share growth in 2001. Comparable store sales and guest counts continue to grow, and new restaurants are opening on schedule and with very positive sales results. The company also announced that it has received a commitment for a new line of credit with its banking group that allows the company to increase its credit facility from the current $20 million to $25 million. This new facility, along with the current cash balance, is expected to fund the company's development through the year 2002.

Joseph P. Micatrotto, chairman, CEO and president, who is speaking at the U.S. Bancorp Piper Jaffray Consumer Conference in New York City, commented, "Our comparable restaurant sales and guest counts continue to be positive in the second quarter, although the rate of growth has slowed from the first quarter. We expect comparisons in sales and guest count to continue at the current level for the near term. For the fourth quarter, we anticipate higher growth in comparable restaurant sales and guest counts than in the second and third quarters. Although our utility costs are expected to continue to run higher than fiscal 2000, we also expect that our product costs and our labor costs will continue to run below the levels that we experienced in fiscal 2000. Thus, we continue to expect to generate approximately a 40% increase in our earnings per share this year compared with fiscal 2000.

"New restaurant openings continue on schedule and have been very successful," continued Micatrotto. "We have already opened 11 of the 17 restaurants that we plan to open in fiscal 2001. All six of the remaining restaurants to be opened this year are under construction and two of those will open in the month of June, giving us a total of 13 restaurants opened in the first 26 weeks of fiscal 2001. The first 11 restaurants that we have opened this year are averaging over $60,000 per week in sales, the highest weekly sales of any new restaurants in the history of the company. We believe that the remaining six new restaurants yet to be opened in fiscal 2001 are of the same quality as the first 11 restaurants. We also expect that the remaining six openings for fiscal 2001 will continue the current level of preopening costs, which are running less than $185,000 per restaurant.

"We plan to open 18 new restaurants during fiscal 2002. All of these restaurants are currently in documentation and we expect to begin construction on several of them during this summer. We anticipate that we will be able to open more restaurants in the first half of fiscal 2002 than we did during the first half of fiscal 2001.

"We are expanding not only the number of Buca di Beppo restaurants, but also the number of markets where consumers can enjoy the Buca experience," added Micatrotto. "We have already entered four new markets this year and we will open in one additional new market in the second half of fiscal 2001. Results in these new markets have been excellent, with the average weekly sales of restaurants in the new markets also exceeding $60,000 per week. We expect that we will enter approximately five new markets in fiscal 2002."

Buca, Inc., a public company headquartered in Minneapolis, Minnesota, owns and operates BUCA di BEPPO restaurants, a collection of 62 highly acclaimed immigrant Southern Italian restaurants in Arizona, California, Colorado, Florida, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Michigan, Minnesota, Nebraska, Nevada, New York, Ohio, Pennsylvania, Texas, Washington, Wisconsin, and the District of Columbia.

Some of the information contained in this release is forward-looking and, therefore, involves uncertainties or risks that could cause actual results to differ materially. Such forward-looking statements include the number of new restaurant openings, as well as the timing, locations and type of construction of the new restaurants, comparable restaurant sales increases, preopening costs, earnings per share, and line of credit fund commitment. Factors that could cause the actual number of restaurants opened during any period to be higher or lower than the projected amount, as well as the timing, locations and type of construction of the new restaurants to vary, include the timing and success of locating suitable sites, negotiating acceptable leases or purchases, managing construction, obtaining required licenses, and recruiting qualified operating personnel. The company's ability to generate revenue as currently expected, unexpected expenses and the need for additional funds to react to changes in the marketplace, including unexpected increases in labor, product and other costs, may impact whether the company has sufficient cash resources to fund its restaurant development plans. Comparable restaurant sales increases could be affected as a result of competition, general economic conditions, or changes in consumer preferences or discretionary spending. Preopening costs could be higher or lower than projected based upon the cost of hiring and training qualified personnel, timing of the restaurant opening, and location of the restaurant. Earnings per share could be higher or lower than projected due to changes in revenues caused by general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors and weather conditions. Earnings per share could also be affected by higher or lower costs, including preopening expenses, food expenses and the other expenses of running our business, as well as the number of shares outstanding. The increase in the company's credit facility is subject to a number of factors, including the negotiation and documentation of a mutually agreeable definitive credit agreement. These and other factors are discussed in more detail in the company's Annual Report on form 10-K for the fiscal year ended December 31, 2000, previously filed with the SEC. The company disclaims any obligation to update forward-looking statements.